Exhibit 99.1

Contact:	Terry Peterson Chief Executive Officer 360-475-9374
Janet Hobson Promoted to Interim Chief Financial Officer for WSB Financial
Bremerton, WA — April 27, 2009 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today announced that it has promoted Janet Hobson to Interim Chief Financial Officer, effective May 2, 2009. Hobson replaces Mark Freeman, who has resigned effective May 1, 2009, to accept a position with a private bank in Eastern Washington.
“Janet Hobson has been an excellent Chief Accounting Officer for the bank and brings extensive banking experience to fill the job of CFO for us,” said Terry Peterson, Chief Executive Officer. “We thank Mark for his many years of service, and wish him well in his new position.
“With the new higher FDIC insurance guarantees of $250,000 for interest bearing accounts and no limits for non-interest bearing accounts, our customers have very solid security for their funds, and have been very loyal to our bank,” Peterson noted.
Ms. Hobson has more than 25 years of experience in accounting including four years of public company reporting. She joined WSB Financial in September 2006 after serving four years as an accountant at Rainier Pacific Bank in Tacoma, Washington.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within five contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, net interest margin, credit quality loan losses and efficiency ratio, and success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ “anticipate,”’ “expect,’’ “will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislative or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectability, defaults and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on GlobeNewswire on April 27, 2009.